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EXHIBIT 11
FERRO CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                      --------------------------------------------------------------
                                                                SEPTEMBER                         SEPTEMBER
(Dollars in thousands, except per share data)                      1999                              1998
                                                        3 Months         9 Months         3 Months         9 Months
                                                        --------         --------         --------         --------
BASIC:

Weighted Average Common Shares Outstanding             35,367,865       35,203,803       35,921,884       36,755,125

Net Income                                                 18,066           54,341           16,763           52,219

Less Preferred Stock Dividend, Net of Tax                    (950)          (2,841)            (948)          (2,840)
                                                      --------------------------------------------------------------

Net Income Available to Common Shareholders           $    17,116      $    51,500      $    15,815      $    49,379

BASIC EARNINGS PER COMMON SHARE                       $      0.48      $      1.46      $      0.44      $      1.34


DILUTED:

Weighted Average Common Shares Outstanding             35,367,865       35,203,803       35,921,884       36,755,125

Adjustments for assumed conversion of convertible
       preferred stock and common stock options         3,642,667        4,375,694        3,657,613        4,097,147
                                                      --------------------------------------------------------------

                                                       39,010,532       39,579,477       39,579,497       40,852,272

Net Income                                            $    18,066      $    54,341      $    16,763      $    52,219

Additional ESOP Contribution, Net of Tax                     (351)          (1,060)            (401)          (1,220)
                                                      --------------------------------------------------------------

Adjusted Net Income                                   $    17,715      $    53,281      $    16,362      $    50,999


DILUTED EARNINGS PER SHARE                            $      0.45      $      1.37      $      0.41      $      1.25
                                                      --------------------------------------------------------------
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